Sale and Purchase Agreement
Regarding the Sale and Purchase of Shares

in

12snap AG
Munich, Germany

between 1. NeoMedia Technologies, Inc. 2201 Second Street, Suite 600 Ft. Myers, Florida33901 USA - hereinafter referred to as the "Seller" -,

and
2. Mr. Bernd M. Michael Am Hövel 9 40667 Meerbusch Germany - hereinafter referred to as the “Purchaser” -,
- the Seller and Purchaser herein collectively referred to as the “Parties”, and each of them as a “Party”-.

Table of Contents

Table of Contents		3

Index of Annexes		6

Recitals		7

Section 1		8

Corporate Ownership; Structure of the Acquisition		8
1.1	Particulars of the Company	8
1.2	Registered Share Capital of the Company	8
1.3	Subsidiaries of the Company	9
1.4	Participations	9
1.5	Transfer Price, Profit and Loss Pooling and other Enterprise Agreements	9
1.6	Cash Pooling Agreements	9
1.8	Structure of the Acquisition	9
Section 2		10

Sale and Purchase and Transfer of the Transfer Shares; Company Name		10
2.1	Sale and Purchase and Transfer of the Seller Shares	10
2.2	Right to Companies’ Names	10
Section 3		11

Closing; Closing Conditions		11
3.1	Closing; Closing Date	11
3.2	Closing Conditions	11
3.3	Waiver of Closing Conditions	13
3.4	Consequences of Non-Satisfaction of the Closing Conditions	14
Section 4		14

Purchase Price; Conditions of Payment		14
4.1	Purchase Price	14
4.2	Payments to Seller	15
4.3	Payments to Purchaser	16
4.4	Period and Terms of Escrow	16
Section 5		18

intentionally left free		18

Section 6		18

Seller’s Guaranties		18
6.1	Title and Authority of Seller and Companies	18
6.2	Financial Statements	20
6.3	intentionally left free	21
6.4	intentionally left free	21
6.5	intentionally left free	21
6.6	Customers and Suppliers; Adverse Reaction on Change of Control	21
6.7	intentionally left free	22
6.8	intentionally left free	22
6.9	Taxes and other Public Impositions	22

6.10	intentionally left free	22
6.11	Legal Proceedings	22
6.12	intentionally left free	23
6.13	intentionally left free	23
6.14	Conduct of Business	23
Section 7		24

Remedies		24
7.1	Restitution in Kind; Damages	24
7.2.	Notice of Guaranty Claim	25
7.3	Exclusion of Guaranty Claims	25
7.4	Exclusion of further Remedies	26
7.5	Best Knowledge of the Seller	26
Section 8		26

Defense of Claims; Duty to Inform		26

Section 9		27

Tax Indemnity		27
9.1	Indemnification	27
9.2	Tax Benefit	28
9.3	Payment/Duty to Inform	28

Section 10		28

Limitations of Liabilities		28
10.1	Time Limits	28
10.2	De Minimis	29
10.3	Liability Cap	29

Section 11		30

Additional Undertakings		30

Section 12		30

Non-Solicitation		30

Section 13		30

Cooperation Agreement		30

Section 14		31

Confidentiality and Press Releases		31
14.1	Confidentiality in Relation to the Companies	31
14.2	Confidentiality in Relation to this Agreement and the Parties	31
14.3	Press Statements	31

Section 15		32

Costs and transfer taxes		32
15.1	Costs of Advisors	32
15.2	Transfer Taxes	32

Section 16		32

Assignments of Rights and Obligations		32
16.1	No Assignment without Consent	32

Section 17		32

INTENTIONALLY LEFT FREE		32

Section 18		33

Notices		33
18.1	Form of Notice	33
18.2	Notices to Seller	33
18.3	Notices to Purchaser	33
18.4	Change of Address	34
18.5	Copies to Advisors	34

Section 19		34

Miscellaneous		34
19.1	Governing Law	34
19.2	Arbitration	34
19.3	Business Day	34
19.4	Interest under this Agreement	35
19.5	Amendments, Supplements, Modifications, Termination	35
19.6	Headings	35
19.7	Language	35
19.8	Annexes	35
19.9	Entire Agreement	35
19.10	Severability	36
19.11	Effectiveness	36

Index of Annexes

Annex 1.2                          12snap AG Shares
Annex 1.3                          Subsidiaries
Annex 1.5                          Transfer Price, Profit and Loss Pooling and Enterprise   Agreements
Annex 3.2.1                       Draft Stefanie Krebs Waiver Declaration
Annex 3.2.2                       Draft Bernd Michael Waiver Declaration
Annex 3.2.4                       Draft Shareholder Termination Agreement
Annex 3.2.12                     Draft Resignation Letters
Annex 3.2.13                     Draft Company Approval Letter
Annex 3.2.15                     Draft Option Agreement
Annex 6                             Disclosure Letter and Schedules to the Disclosure Letter

Recitals

WHEREAS, the Seller holds 2,420,339 registered non-par value shares with a portion of the share capital of EUR 1.00 each (auf den Namen lautende Stückaktien) of 12snap AG, a German privately held stock corporation with its legal seat in Munich.
WHEREAS, 12snap AG is active in the mobile marketing industry.
WHEREAS, the Seller has undertaken a strategic review of its activities and investments in 12snap and other mobile marketing companies and has taken the strategic decision to divest from the mobile marketing industry. The Seller has already disposed on other of its investments in other mobile marketing companies and has also initiated a good faith process to dispose of its shares in 12snap AG.
WHEREAS, the Seller´s good faith process to dispose of its shares in 12snap AG considers any creditor and shareholder protection laws.
WHEREAS, Purchaser is a German private investor.
WHEREAS, the Seller has selected the Purchaser to exclusively negotiate in good faith the sale and transfer of the Seller´s shares in 12snap AG. Before granting exclusivity to the Purchaser, the Seller had carefully evaluated - not only but especially based on the criteria of time to money, transaction mechanics and retention of a minority stake in 12snap AG similar to other divestments of Seller in other mobile marketing companies - and turned down a number of other indicative offers or expressed interests of third parties to acquire all or parts of the shares of 12snap AG.
WHEREAS, the Seller now wishes to sell part of its shares in 12snap AG to and the Purchaser wishes to acquire such shares of the Seller in 12snap AG from the Seller whereby the Seller shall have the option to sell its remaining shares to and the Purchaser shall have the option to buy the remaining shares from the Seller under certain terms and conditions as agreed between Seller and Purchaser.
NOW, THEREFORE, the Parties hereto agree as follows:

Section 1

Corporate Ownership; Structure of the Acquisition
1.1       Particulars of the Company

12snap AG (herein referred to as the “Company”) is a stock corporation  (Aktiengesellschaft) duly organized under the laws of Germany with registered offices at Lazarettstr. 4, 80636 Munich, Germany and registered with the Commercial Register of the Lower Court (Amtsgericht) at Munich under HRB 127322.
1.2       Registered Share Capital of the Company

The registered share capital (Grundkapital) of the Company amounts to EUR 4,917,163 (four million nine hundred seventeen thousand one hundred sixty three Euro) (herein referred to as the “Registered Share Capital”). The Registered Share Capital is divided into shares which are held by the Seller (hereinafter collectively referred to as the "Seller Shares") evidenced by global share certificate No. 5 (Namenssammelaktie Nr. 5 über € 2.420.339, hereinafter referred to as the “Global Certificate 5”), Dr. Michael Birkel (herein referred to as the “Birkel Shares”) evidenced by global share certificate No. 3 (Namenssammelaktie Nr. 3 über € 1.039.572, hereinafter referred to as the “Global Certificate 3”), Mr. Bernd Mühlfriedel (herein referred to as the “Mühlfriedel Shares”) evidenced by global share certificate No. 4 (Namenssammelaktie Nr. 4 über € 957.301, hereinafter referred to as the “Global Certificate 4”) and the Company (herein referred to as the “ CompanyShares”) as set forth in Annex 1.2.
The Registered Share Capital has been fully paid and has not been repaid.
The Seller Shares shall be divided into 1,928,623 shares which the Seller wishes to sell to and the Purchaser wishes to acquire from the Seller upon closing of this agreement (hereinafter referred to as the “Transfer Shares”) to be evidenced by global share certificate No. 6 (Namenssammelaktie Nr. 6 über € 1.928.623, hereinafter referred to as the “Global Certificate 6”) and 491,716 shares (hereinafter referred to as the “Option Shares”) to be evidenced by global share certificate No. 7 (Namenssammelaktie Nr. 7 über € 491.716, hereinafter referred to as the “Global Certificate 7”). With regard to the Option Shares upon closing of this agreement Seller and Purchaser will enter into an option agreement (the “Option Agreement”) pursuant to which Seller has the right to sell and Purchaser has the right to acquire the Option Shares under the terms and conditions of  the Option Agreement.

1.3       Subsidiaries of the Company

Other than as set forth in Annex 1.3 hereof, the Company is the sole shareholder, directly or indirectly, of the subsidiaries as set forth in Annex 1.3 (herein referred to as the “Subsidiaries” and the shares of the Subsidiaries herein referred to as the “Subsidiaries Shares”).
            The Company and its Subsidiaries are herein collectively referred to as the “Companies”.
1.4       Participations

            Other than as set forth in section 1.3 hereof, the Company holds, directly or indirectly, no majority or minority participations in other companies or businesses.
1.5       Transfer Price, Profit and Loss Pooling and other Enterprise Agreements

Other than as set forth in Annex 1.5 hereof, the Company and the Subsidiaries have not entered into any transfer price agreements (Verrechnungspreisvereinbarungen), profit and loss pooling agreements (Beherrschungs- und Gewinnabführungsverträge) and other enterprise agreements (andere Unternehmensverträge iSd § 292 AktG).
1.6       Cash Pooling Agreements

The Company and the Subsidiaries have not entered into any cash pooling agreements.
1.8       Structure of the Acquisition

TheSeller will sell, and the Purchaser will purchase, the Transfer Shares in the Company. The Seller shall have the option to sell to the Purchaser and the Purchaser shall have the option to purchase from the Seller the Option Shares.

Section 2

Sale and Purchase and Transfer of the Transfer Shares;
 Company Name

2.1       Sale and Purchase and Transfer of the Seller Shares

2.1.1    The Seller hereby sells (verkauft), and the Purchaser hereby purchases (kauft), upon the terms and conditions of this Agreement (herein referred to as the “Agreement”), the Transfer Shares. The sale and purchase of the Transfer Shares hereunder shall include any and all rights pertaining to the Transfer Shares, including, without limitation, the right to receive dividends which have not yet been distributed prior to the date of this Agreement. The Transfer Shares shall be sold together with all rights and obligations attaching thereto with economic effect (schuldrechtliche Wirkung) as of the closing date.
2.1.2    Subject to the condition precedent (aufschiebende Bedingung) of the fulfilment of all closing conditions pursuant to Section 3 below (i) the Seller hereby transfers (tritt ab) the Transfer Shares to the Purchaser and (ii) the Seller hereby transfers the legal title (übereignen) to the Global Certificate 6 to the Purchaser. The Purchaser hereby accepts such transfers. The Sellers shall hand over (übergeben) the Global Certificate 6 to the Purchaser at the closing.
2.1.3    In the event of a rescission (Rücktritt) of this Agreement the transfers pursuant to Section 2.1 above shall be null and void (auflösende Bedingung) and the Purchaser shall be obliged to hand back the Global Certificate 6 to the Seller.
2.2       Right to Companies’ Names

The Companies and their successors and assignees shall be entitled, but in no way obligated, to operate under the name “12snap” in Germany, UK, Italy, Scandinavia, Austria and the US. The Seller and the Seller´s Affiliates (in the meaning of § 15 German Stock Corporation Act) are prohibited from using the name “12snap” or confusingly similar names as from the closing date for any business in the areas of software, telecom, advertising or any confusingly similar area. It is understood that this provision does not limit the right of the Purchaser, the Companies and their successors to operate elsewhere under the name “12snap”.

Section 3

Closing; Closing Conditions

3.1       Closing; Closing Date

The consummation of the transactions contemplated by this Agreement (herein referred to as the “Closing”) shall take place on April 4, 2007, 3 pm German Time but not before the Business Day on which the last of the closing conditions set forth in section 3.2 has been satisfied, at the offices of MLawGroup Partnerschaft von Rechtsanwälten Besner Kreifels, Maximilianstraße 31, 80539 Munich, Germany, or at such other place and at such other time the Seller and the Purchaser will have agreed upon. The date on which the Closing occurs shall herein be referred to as the “Closing Date”.
3.2       Closing Conditions

The Closing shall be subject to the satisfaction of each of the following actions (herein collectively referred to as the “Closing Conditions”, and each of them a “Closing Condition”):
3.2.1    Delivery to Seller of a waiver declaration of Ms. Krebs addressed to Seller not to take recourse against Seller and waive any entitlements against Seller arising or in connection to the agreement between Seller and Ms. Krebs dated February 2, 2007 (the “Stefanie Krebs Waiver Declaration”) draft of which is attached to this Agreement as Annex 3.2.1;
3.2.2    delivery to Seller of a waiver declaration of the Purchaser addressed to Seller not to take recourse against Seller and waive any entitlements against Seller arising or in connection to the Purchaser´s Top-Up Amount (the “Purchaser´s Top-Up Amout”) under Sec. 4.3.3 of the Share Sale and Purchase Agreement among the Seller and the Purchaser and other parties dated February 10, 2006 (the “Bernd Michael Waiver Declaration”) to the extent the Purchaser´s Top-Up Amount has not been set off against the Purchase Price according to this Agreement draft of which is attached to this Agreement as Annex 3.2.2;
3.2.3    delivery to Seller of original share certificate No 1411 of Purchaser representing 2,098,481 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to Bernd M. Michael and of original share certificate No 1412 of Purchaser representing 427,337 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to the Purchaser;

3.2.4    delivery to Seller of an agreement executed by Seller and Dr. Michael Birkel and Bernd Mühlfriedel pursuant to which (i) Seller waives any entitlements against Dr. Michael Birkel and Bernd Mühlfriedel for a (re)transfer and (re)assignment of the Birkel Shares and the Mühlfriedel Shares under the shareholder agreement between the Seller, Dr. Michael Birkel and Bernd Mühlfriedel dated February 2, 2007 (the “Shareholder Agreement”), (ii) in exchange Dr. Michael Birkel and Bernd Mühlfriedel waive any entitlements for their outstanding Top-Up Amounts under Sec. 4.3.3 of the Share Sale and Purchase Agreement among the Seller, Dr. Michael Birkel, Bernd Mühlfriedel and other parties dated February 10, 2006 and (iii) the Seller, Dr. Michael Birkel and Bernd Mühlfriedel mutually terminate the Shareholder Agreement (the “Shareholder Termination Agreement”). A draft of the Shareholder Termination Agreement is attached to this Agreement as Annex 3.2.4.
3.2.5    delivery to Seller of original share certificate No 1413 of Purchaser representing 2,274,482 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to Dr. Michael Birkel and of original share certificate No 1414 of Purchaser representing 445,674 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to Dr. Michael Birkel;
3.2.6    delivery to Seller of original share certificate No 1424 of Purchaser representing 2,095,036 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to Bernd Mühlfriedel and of original share certificate No 1425 of Purchaser representing 409,847 fully paid and non-assessable shares of the $.01 par value common stock of NeoMedia Technologies, Inc. made out to Bernd Mühlfriedel;
3.2.7    delivery to Dr. Michael Birkel Global Certificate 3;
3.2.8    delivery to Bernd Mühlfriedel Global Certificate 4;
3.2.9    delivery to the Company Global Certificate 5. The Company will destroy Global Certificate 5 after the Seller has confirmed in writing to the Purchaser that the Purchase Price has been fully paid to the Seller´s Account and the Escrow Account;
3.2.10  delivery to the Purchaser Global Certificate 6. The Purchaser will hold Global Certificate 6 in escrow for the Seller until the Seller has confirmed in writing to the Purchaser that the Purchase Price has been fully paid to the Seller´s Account and the Escrow Account;

3.2.11  delivery of Global Certificate 7 in trust for the Seller to Freshfields Bruckhaus Deringer, att. of Dr. Ferdinand Fromholzer, LL.M., Prannerstr. 10, 80333 Munich, Germany.
3.2.12  delivery to the Company of resignation letters by all 3 (three) current supervisory board members (the “Resignation Letters”) draft of which are attached to this Agreement as Annex 3.2.12;
3.2.13  delivery to Seller and Purchaser of an approval letter of the Company to approve the transfer of the Transfer Shares and potential transfer of the Option Shares under the Option Agreement to the Purchaser (the “Company Approval Letter”) draft of which is attached to this Agreement as Annex 3.2.13;
3.2.14  delivery to Seller of an irrevocable confirmation of Purchaser´s bank that Purchaser has instructed and Purchaser´s bank has followed Purchaser´s instruction to pay the cash purchase price to the Seller´s Account and the Escrow Account according to Section 4 of this Agreement;
3.2.15  Seller and Purchaser deliver to the other party an executed version of the share put/call option agreement (the “Option Agreement”) pursuant to which (i) Seller has the right to sell to the Purchaser and Purchaser has the right to acquire from the Seller the Option Shares against a purchase price of USD 750,000 (in words United States Dollars seven hundred fifty thousand), (ii) whereby any option right can only be exercised on or after December 31, 2007 and (iii) Seller and Purchaser understand and agree for the avoidance of doubt that if the Company is sold to a third party prior to December 31, 2007 Seller will receive the appropriate percentage of the proceeds from the third party sale prior to December 31, 2007. A draft of the Option Agreement is attached to this Agreement as Annex 3.2.15.
3.3       Waiver of Closing Conditions

The Purchaser shall be entitled to waive, by written notice to the Seller, any of the conditions precedent set forth above under Section 3.2.7 – 3.2.10 and 3.2.12.
The Seller shall be entitled to waive, by written notice to the Purchaser, the conditions precedent set forth above under Section 3.2.1 – 3.2.6, 3.2.11 and 3.2.14.

The Parties shall be entitled to waive, by written notice to the other party, any of the conditions precedent set forth above under Section 3.2.13 and 3.2.15.
3.4       Consequences of Non-Satisfaction of the Closing Conditions

3.4.1    The Seller and the Purchaser shall have the right to rescind (zurücktreten) this Agreement by written notice by the rescinding Party to the other Parties if the Closing Conditions set forth above have not been met or waived by the competent Party on or before April 5, 2007.
3.4.2    Any rescission under this section 3.4 shall be valid only if the recipient Party has received such written notice of rescission prior to the date on which the relevant Closing Condition has been satisfied or waived.
Section 4

Purchase Price; Conditions of Payment
4.1       Purchase Price

4.1.1    The Purchase Price to be paid by the Purchaser for the Transfer Shares as sold and purchased hereunder shall be the aggregate of:
an amount of USD 2,600,000 (in words United States Dollars two million six hundred thousand)
(herein referred to as the "Purchase Price").
4.1.2    The Purchase Price shall be paid in cash at Closing (the “Cash Purchase Price”)
in an amount of USD 72,716.76 (in words United States Dollars seventy two thousand seven hundred and sixteen)
to the Seller´s Account (as defined in Section 4.2 hereof),
in an amount of USD 350,676.63 (in words United States Dollars three hundred fifty thousand six hundred seventy six)
which equals for the purpose of this Agreement EUR 262,561.12 to the account of Technologie Beteiligungsfonds Bayern GmbH & Co. KG, Munich, Bank: HypoVereinsbank AG, Landshut, Bank Code: 74 320 073, Account: 376 67 56, IBAN: DE08743200730003766756, BIC-Code: HYVEDEMM433,

in an amount of USD 676,606.61 (in words United States Dollars six hundred seventy six thousand six hundred and six)
which equals for the purpose of this Agreement EUR 506,593.75 to the account of tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn Bank: KfW Bankengruppe Frankfurt, Bank Code: 500 204 00, Account: 122 30 80 949, IBAN: DE68500204001223080949, BIC-Code: KFWIDEFFXXX, ref.: DN 732764+5961511 12snap AG KN 23080949 Tilgung+Mindestvergütung, and in an amount of USD 500,000 (in words United States Dollars five hundred thousand)
to the Escrow Account (as defined in Section 4.4  hereof)(the “Escrow Amount”).
4.1.3    The remaining amount of the Purchase Price exceeding the Cash Purchase Price in an amount of  USD 1,000,000 (in words United States Dollars one million)
is set off at Closing against the due claim of the Purchaser against the Seller for payment of the Purchaser´s Top-Up Amount arising under Sec. 4.3.3 of the Share Sale and Purchase Agreement among the Seller and the Purchaser and other parties dated February 10, 2006.
4.2       Payments to Seller

All payments unless otherwise provided for herein owed by the Purchaser to the Seller under this Agreement shall be paid by the Purchaser free and clear of costs and charges in immediately available funds by wire transfer to the Seller bank account, at
Account Name: NeoMedia Technologies, Inc.
Account number: 53301755135
ABA Routing Number: 071000013
Bank Name: JP Morgan Chase
Bank Location: Chicago, IL, USA
(herein referred to as the "Seller´s  Account").

4.3       Payments to Purchaser

All payments owed by the Seller to the Purchaser under this Agreement shall be paid by the Seller free and clear of costs and charges in immediately available funds by wire transfer to the Purchaser's bank account kept with
Bank: Dresdner Bank AG, Düsseldorf
Account holder: Mr. Bernd M. Michael
Account number: 421 61 92 00
IBAN: DE94300800000421619200
Bank zip code: 300 800 00
SWIFT: DRESDEFF
(herein referred to as the "Purchaser's  Account").
4.4       Period and Terms of Escrow

4.4.1    Prior to the Closing, MLawGroup Partnerschaft von Rechtsanwälten Besner Kreifels, Maximilianstraße 31, 80539 Munich, Germany (the “Escrow Agent”) has opened trust account No. 4018107 82 USD at Commerzbank AG, Munich, in joint favor of Seller and Purchaser (the “Escrow Account”) to receive payment by Purchaser of the Escrow Amount.
The Escrow Amount shall serve as collateral for any claims of the Purchaser against the Seller according to the warranties, indemnities and covenants under this Agreement.
Subject to sections 4.4.3 to 4.4.5 hereof, the Escrow Amount shall be retained from the Closing until 90 days after the Closing Date (herein referred to as the "Escrow Period").
4.4.2    At the end of the Escrow Period (subject to sections 4.4.3 to 4.4.5 hereof) the Purchaser shall release the escrow amount balance (including interest and after reduction of expenses for the Escrow Account and money transfer, the “Escrow Amount Balance”) to the Seller´s Account.
4.4.3    The Purchaser shall not be obligated to release the Escrow Amount Balance to the Seller´s Account if and to the extent that Purchaser has:

(i)         notified the Seller in writing and without undue delay of a Guaranty Claim (such notice to include a statement of the facts upon which the Guaranty Claim is based and the amount of the Guaranty Claim to the extent that such amount can be determined at the time when such notice is given) prior to the expiry of the Escrow Period
and
(ii)        commenced arbitration proceedings to pursue such Guaranty Claimwithin four weeks as of notification to the Seller in accordance with section 4.4.3 (i) hereof.
            For the avoidance of doubt, the Purchaser's right to not release part or all of the Escrow Amount pursuant to section 4.4.3 hereof shall be limited to the amount notified to the Seller and brought in the arbitration proceedings in accordance with section 4.4.3.
4.4.4    To the extent that any Guaranty Claim shall have been agreed by the Parties or determined by an award of the competent arbitration tribunal, the Seller shall immediately upon such agreement release the amount of such Guaranty Claim from the Escrow Amount to the Purchaser.
4.4.5    To the extent that the Purchaser has in accordance with section 4.4.3 (i) notified the Seller of a Guaranty Claim and the Escrow Agent therefore continues to hold all or part of the Escrow Amount, the Purchaser shall owe the Seller interest at the rate of 5 % p.a. on the amount notified by the Purchaser and held in escrow for the time period starting on the day after the day of notification per section 4.4.3 (i) and ending
(i)         if the Purchaser timely commences arbitration to pursue such Guaranty Claim in accordance with section 4.4.3 (ii) upon the conclusion of the arbitration procedure. It being understood that interest shall accrue only if and to the extent that the Seller prevails in the arbitration proceedings, or
(ii)        the end of the four week filing period per section 4.4.3 (ii) if the Purchaser not so commences arbitration.

Section 5

intentionally left free

Section 6

Seller’s Guaranties

Except as specifically set forth in the disclosure letter delivered to the Purchaser by the Seller prior to entering into this Agreement and attached hereto as Annex 6 (the “Disclosure Letter”) and except for the Purchaser’s knowledge, the Seller hereby guarantees to the Purchaser subject to the requirements and limitations provided in Section 7 hereof or otherwise in this Agreement by way of an independent promise of guaranty in accordance with section 311 Para. 1 of the German Civil Code (Bürgerliches Gesetzbuch) (selbständiges Garantieversprechen  i.S.d. § 311 Abs. 1 BGB) (herein referred to as the “Guaranties”) that the statements set forth herein are true, complete and accurate as of the date of this Agreement and as of the Closing Date, it being understood that such statements shall not constitute a quality guaranty concerning the object of the purchase within the meaning of sections 443, 444 of the German Civil Code (Garantie für die Beschaffenheit der Sache):
6.1       Title and Authority of Seller and Companies

6.1.1    Seller has been duly established and is validly existing under its respective jurisdiction. Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of Seller have been given.
6.1.2    Seller holds full and unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to the Seller Shares. The Seller Shares are not pledged (verpfändet), attached (gepfändet), or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), silent partnership (stille Beteiligung) other than those disclosed in Schedule 6.1.2, sub-participation (Unterbeteiligung) or similar arrangement; (ii) pending transfer or other disposition (Verfügung); (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber; or (iv) shareholders' resolution providing for their redemption (Einziehung).

6.1.3    No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Seller, and there are no circumstances that would require or justify the opening of or application for such proceedings until 90 days after Closing.
6.1.4    This Agreement constitutes and all other documents executed by Seller under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms.
6.1.5    The execution and consummation of this Agreement and of the transactions contemplated herein by Seller does not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of Seller and is not subject to challenge (Anfechtung) by any third party on any legal basis, including on the basis of any creditor protection laws, including but not limited to any principle of equal treatment of creditors of Seller according to the federal Bankruptcy Code preference statue or laws to avoid fraudulent conveyance or fraudulent transfers including but not limited to the Uniform Fraudulent Transfer Act and the federal Bankruptcy Code.
6.1.6    There is no action, suit, investigation or other proceeding pending or threatened against or affecting Seller before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and there are no circumstances likely to give rise to any of the foregoing.
6.1.7    The Companies are duly organized and validly existing under the laws of their respective jurisdictions of incorporation. The statements made in the Recitals with respect to the Companies, the Registered Share Capital and the Shares are true, accurate and complete in every respect. The Companies have the corporate power and authority to carry on their respective businesses as they have been conducted and will have been conducted up to the Closing Date.
6.1.8    The statements in Section 1.1 through 1.7 are true, complete and accurate in every respect. The Seller has made available to Purchaser a complete and correct copy of the Company’s and the Subsidiaries’ articles or certificates of incorporation and by‑laws, each as amended to date and copies of all shareholders resolutions.  The Company’s and the Subsidiaries’ articles or certificates of incorporation and by‑laws so delivered are in full force and effect.

6.1.9    Other than under the Agreement listed in Schedule 6.1.9, no bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Companies nor have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of any of the Companies. There exist no circumstances which would require the opening of such proceedings or justify or require the avoidance of this Agreement in the future; in particular, none of the Companies is insolvent (zahlungsunfähig), has ceased or suspended payments (Zahlungen eingestellt) or is over-indebted (überschuldet) within the meaning of the German Insolvency Code or other applicable law such that it would have to file a petition of bankruptcy (Insolvenzantrag).
6.1.10  The Seller has made available to Purchaser copies of all contracts between the Companies and the Seller.
6.1.11 No financial and audit related reporting requirements for the Company occur if Seller owns less than 20% of the Company´s registered share capital. The Seller records the remaining stake in the Company as an investment on Seller´s balance sheet and analyzes it for impairment on an ongoing basis. The Seller will not report any operations of 12snap AG, nor will the Company fall under the Seller´s SOX scope or reporting requirements under US GAAP. Should there be reporting requirements put on the Company by the Seller, the Seller will compensate the Company for any related efforts at arm´s lengths prices. It is understood that there will be cut off requirements to be fulfilled by Seller and Seller will compensate the Company for its efforts to assist the Seller under such cut off requirements up to a maximum of EUR 20,000.
6.2       Financial Statements

6.2.1    The 2006 Financial Statements of the Companies (Schedule 6.2)(i) have been prepared in accordance with generally accepted accounting principles under its respective jurisdictions and consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules; (ii) present a fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of  the Company for the times and for the periods referenced therein, and (iii) cover all liabilities of the Companies as of their date referenced therein (Bilanzstichtag).
6.2.2    Since their formation, no dividends have been declared or distributed by the Company or the Subsidiaries. The books, records and accounts of the Companies (a) have been maintained in accordance with ordinary business practices of the Companies, and (b) present a fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the times and for the periods referenced therein.

6.3       intentionally left free

6.4       intentionally left free

6.5       intentionally left free

6.6       Customers and Suppliers; Adverse Reaction on Change of Control

6.6.1    Other than under the Agreement listed in Schedule 6.6.1, to the best knowledge of the Seller none of the customers or suppliers or other contracting parties of the Companies will materially reduce the extent of their previous dealings with the Companies as a result of the consummation of the transactions contemplated hereunder. The Parties agree that any such reactions are beyond the control of the Seller and/or the Companies and that therefore the Seller´s and the Companies´ obligations in this regard shall be limited to undertaking reasonable efforts to cooperate in good faith with the Purchaser to eliminate or minimize such reactions. The Seller and/ or the Companies and the Purchaser shall jointly address any such situation as it may arise.
6.6.2    Schedule 6.6.2 contains a true, accurate and complete list of the ten major customers of the Company (the “Major Customers”) and/or its Affiliates. Whether or not a customer is considered as a Major Customer shall be determined on the basis of the turnover achieved by the Company or the Affiliates in respect of the respective customer in the calendar year 2006. To the best knowledge of the Seller no Material Customer Contract has been terminated or its fee has been materially reduced by the customer because of unsatisfactory performance of the Companies under the Material Customer Contract.
6.7       intentionally left free

6.8       intentionally left free

6.9       Taxes and other Public Impositions

6.9.1    The Companies have duly prepared and duly and timely filed, in accordance with all applicable laws, all tax returns, statements, reports and forms required to be filed with respect to any tax period (Veranlagungszeitraum) ending prior to or on the Closing Date. All information required to be supplied to any Tax Authority has been or will be duly and timely supplied. The returns are true and complete and all Taxes due and payable on the returns or any tax assessment relating to any tax periods ending prior to or on the Closing Date have been timely and fully paid. Other than under the Agreement listed in Schedule 6.9.1 there are no tax-related audits, actions, proceedings, investigations, claims or assessments pending, proposed or threatened against or with respect to any of the Companies. None of the Companies has received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax Authority. No waivers of statutes of limitations have been given or requested with respect to any Taxes of the Companies.

6.9.2    The aforesaid shall apply mutatis mutandis to all social security contributions and other public law dues and public impositions of any kind (herein collectively referred to as “Public Impositions”).
6.10     intentionally left free

6.11     Legal Proceedings

Other than under the Agreement listed in Schedule 6.11 there are no civil, criminal, administrative, judicial or arbitration proceedings pending or, to the best of the Seller’s knowledge, threatened to which any of the Companies is a party nor are there, to the best of the Seller’s knowledge, any facts or circumstances that are likely to result in any civil, criminal, administrative, judicial or arbitration proceedings against any of the Companies (herein referred to as the “Relevant Proceedings”).
6.12     intentionally left free

6.13     intentionally left free

6.14     Conduct of Business

From the beginning of the current fiscal year through the Closing, the business operations of the Companies have been and will be conducted in the ordinary course of business. In particular the Companies have not and will not have
6.14.1  other than under the Agreement listed in Schedule 6.14.1, declared or made any payment of dividends or other distribution to shareholders or upon or in respect of any shares of their capital stock, or purchased, redeemed or undertaken to purchase or redeem, any of their shares of their capital stock or other securities;

6.14.2  to best knowledge of the Seller mortgaged, pledged or subjected to liens, charges, security interests or any other encumbrances or restrictions any of their property, business or assets, be they tangible or intangible;
6.14.3  other than under the Agreement listed in Schedule 6.14.3, to best knowledge of the Seller sold, transferred, agreed to transfer, leased to others or otherwise disposed of, acquired or agreed to acquire any assets (including, without limitation, equity interests or other participations), except for fixed assets and inventory acquired or sold in the ordinary course of business, or cancelled or settled any debt or claim, or waived or released any right of material value;
6.14.4  to best knowledge of the Seller received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a Material Adverse Effect on the assets, operations or prospects of any of the Companies;
6.14.5  to best knowledge of the Seller been subject to or threatened by any employee strikes, work stoppages, slow-downs or lockouts, or had any material change in its relations with its employees;
6.14.6 other than under the Agreement listed in Schedule 6.14.6, to the best knowledge of the Seller transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any of the intellectual property rights or similar rights, or modified any existing rights with respect thereto;
6.14.7 to the best knowledge of the Seller instituted, settled or agreed to settle any litigation, action or proceeding before any court, arbitration tribunal or governmental body which had a Material Adverse Effect on the business of the Companies; or
6.14.8  to the best knowledge of the Seller made any changes or amendments of the articles, statutes and by laws of the Company and will not pass any shareholders´ resolutions without express written approval of the Purchaser.
6.14.9  To the best knowledge of the Seller all orders accepted by customers have been calculated according to the regular calculation principles of the company allowing reasonable profits and the cost budgets of these orders will not be exceeded assuming the absence of unexpected circumstances beyond the control of the Companies.

6.14.10From December 31, 2006 until the execution of this Agreement to the best knowledge of the Seller no liability has arisen other than in the ordinary course of business.

Section 7

Remedies

7.1       Restitution in Kind; Damages

7.1.1    If any of the Guaranties set forth in Section 6 hereof is not true, complete and accurate (Guaranty Claim) the Seller shall put the Purchaser or the Companies in such position as the Purchaser or the Companies would have been had the Guaranties given by the Seller been true, complete and accurate (restitution in kind; Naturalrestitution).
7.1.2    Should the Purchaser be able to show that restitution in kind as contemplated in Section 7.1.1 hereof is insufficient to compensate the Purchaser for losses suffered as a consequence of the breach of Guaranty, the Purchaser shall have the right (i) to deduct monetary damages from the Escrow Amount or (ii) to the extent that prior deductions from the Escrow Amount in accordance with this Agreement have amounted to or exceeded the Escrow Amount to demand that the Seller in the limitations of liabilities as set forth in Section 10 below, in addition to providing restitution in kind, pay monetary damages (Schadensersatz in Geld) to the Purchaser or to the Companies, all of this in such amount as necessary to cover such insufficiency. In case of Section 7.1.2 (ii), Section 4.4.3 (i) and (ii) shall apply mutatis mutandis.
7.1.3    Any Guaranty Claim of the Purchaser shall be limited pro rata the percentage of shares in the Company sold by the Seller under this Agreement. This shall not apply for Guaranty Claims of the Purchaser arising out of or in connection with Guaranties of the Seller under Sections 6.1.1 – 6.1.6 and 6.1.11 of this Agreement.

7.2.      Notice of Guaranty Claim

In the event of a Guaranty Claim, the Purchaser without undue delay shall give notice of the Guaranty Claim to the Seller in accordance with Section 4.4.3 (i) and (ii).
7.3       Exclusion of Guaranty Claims

The Seller shall not be liable for, and the Purchaser shall not be entitled to bring, any Guaranty Claim in connection with this Agreement, if and to the extent that:
7.3.1    the amount of the Guaranty Claim in relation to the incident giving rise to the Guaranty Claim has been recovered or can be recovered under any insurance policy of any of the Companies which exists at Closing or could have been so recovered had Purchaser timely filed a respective claim under such insurance policy; or
7.3.2    the Guaranty Claim results from a failure of the Purchaser or the Company to mitigate damages pursuant to section 254 of the German Civil Code;
7.3.3    the limitations of liabilities under Section 10 hereof apply;
7.3.4    the substantial facts underlying a Guaranty Claim were known or could have been known by Purchaser; or
7.3.5    the Companies losses arising out of a breach of a Guaranty have already been accounted for in the 2006 Financial Statements.
7.4       Exclusion of further Remedies

The Seller and the Purchaser agree that the remedies the Purchaser or the Companies may have against the Seller in case of a Guaranty Claim set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser or the Companies, provided that the Purchaser shall not be barred from resorting to other remedies against the Seller if a claim of the Purchaser against the Seller is arising as a result of willful or intentional breach of the Seller´s obligations under this Agreement. The Seller and the Purchaser further agree that under no circumstances shall the Guaranties be construed as representations of the Seller with respect to the quality of the object of the purchase within the meaning of section 443 of the German Civil Code (Garantie für die Beschaffenheit der Sache) and therefore, the Purchaser expressly waives the application of section 444 of the German Civil Code.

7.5       Best Knowledge of the Seller

For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the “best knowledge of the Seller” whenever it can be shown that the Seller is consciously aware or could have been aware of such fact or circumstance after due inquiry with any of Dr. Michael Birkel, Bernd Mühlfriedel and Stefanie Krebs (herein referred to collectively as the “ManagementTeam”).

Section 8

Defense of Claims; Duty to Inform

8.1       If a claim under Section 7 hereof arises in connection with any civil, administrative, judicial or arbitration proceeding to which any of the Companies or the Purchaser is or is likely to become a party or the Purchaser otherwise becomes aware that such a claim is likely to arise the Purchaser shall immediately notify the Seller in writing of such actual or anticipated proceedings and such claim or potential claim, and the following provisions shall apply:
8.1.1    The Seller has the right - but not the obligation - at any time and at its cost to conduct and assume full control of all or any part of such proceedings or otherwise defend, resist, appeal, settle or contest or take any other action which the Seller reasonably considers necessary or beneficial – whether in the course of such proceeding or otherwise - for the defense against such claim or potential claim. Unless and until the Seller assumes conduct by notice in writing to the Purchaser, the Purchaser shall have conduct of such proceedings and defense against such claim or potential claim. The Seller shall not have the right, however, to enter into binding settlement agreements without prior approval in writing of the Purchaser.
8.1.2    In any event the Seller shall keep the Purchaser fully informed of and shall allow the Purchaser to comment at any time on the progress of such proceedings or such defense.
8.2       If the Purchaser should elect to conduct such proceedings and defends himself – from which he is not precluded – or the Purchaser refuses to consent to a binding settlement proposed by the Seller, the Purchaser´s failure to allow the Seller to participate in the above procedure or to so settle the claim will have the consequence that in case the Seller can demonstrate that as a result thereof the liability for the Seller is higher, Seller will not have to indemnify the Purchaser for such excess liability.

Section 9

Tax Indemnity

9.1       Indemnification

The Seller shall indemnify and hold harmless the Purchaser from and against (i) any and all Taxes unpaid that are imposed on or will be imposed on and payable by the Companies for the period up to and including, or resulting from action taken on or prior to, the Closing Date or with respect to any rights or obligations of the Companyon the Closing Date, and (ii) any liability arising from a breach of any tax Guaranty contained in Section 6 hereof. "Tax" or "Taxes" shall mean any taxes, charges, duties and levies of any kind including Public Impositions imposed by any federal, state, local or foreign governmental authority competent for the imposition of any such Tax (herein referred to as the "Tax Authority") together with any interest and any penalties, additions to tax or additional amounts imposed by such Tax Authority with respect to such amounts.
Any claim of the Purchaser under this Section 9.1 shall be limited pro rata the percentage of shares in the Company sold by the Seller under this Agreement.
9.2       Tax Benefit

If any payment giving rise to a claim for indemnification of Taxes under this Agreement actually has resulted in a benefit by refund, set-off or reduction of Taxes (herein referred to as the "TaxBenefit") which would not otherwise have arisen then, if and when the liability of the Companies to make an actual payment of or in respect of Tax is reduced by reason of that Tax Benefit, and after taking account of the effect of all other Tax Benefits that are available (including any Tax Benefit derived from a subsequent accounting period), the amount by which that liability is so reduced (herein referred to as the "Relevant Amount") shall first be set off from any other payments which become due in the future on a claim for indemnification or a Guarantee Claim or any other claim against Seller under this Agreement. Where any determination of a Relevant Amount has been made, the Purchaser or the Companies, as the case may be, may request the Companies´ Auditor to review such determination in the light of all relevant circumstances, including any facts which have become known only since such determination, and to certify whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

9.3       Payment/Duty to Inform

Section 8 hereof shall apply mutatis mutandis.

Section 10

Limitations of Liabilities

10.1     Time Limits

All Guaranty-, indemnification-, hold harmless- and similar claims arising under this Agreement shall be time-barred either (i) with expiration of the Escrow Period provided that the Purchaser has not notified the Seller of such claims on or prior to the expiration of the Escrow Period or (ii) with the Purchaser´s failure to commence arbitration proceedings within the time limit provided in Sections 4.4.3 (ii) and 7.1.2, last sentence, above.
10.2     De Minimis

No liability shall arise for the Seller under this Agreement to the extent that the aggregate amount of all claims of the Purchaser does not exceed EUR 100,000 (in words: Euro one hundred thousand) (herein referred to as the "De Minimis Claims"). In case the aggregate amount of all claims of the Purchaser is greater than EUR 100,000 (in words: Euro one hundred  thousand) the Seller´s liability shall be, subject to any further limitations under this Agreement, the aggregate amount of all claims including the De Minimis Claims. This limitation shall not apply to all claims of the Purchaser arising as a result of willful or intentional breaches of the Seller´s obligations under this Agreement or for other matters referred to in Section 10.3 hereof for which the liability cap is the aggregate purchase price paid.

10.3     Liability Cap

10.3.1  The aggregate liability of the Seller under this Agreement shall not exceed the Escrow Amount.
10.3.2  The limitation per Section 10.3.1 shall not apply and the aggregate liability of the Seller under this Agreement shall be limited to the sum of the Purchase Price it received hereunder (hereinafter referred to as the „Purchase Price Liability Cap“), for claims of the Purchaser arising as a result of breaches of the Seller´s representations and warranties under Sections 6.1.1 to 6.1.6 of this Agreement.
10.3.3  The limitations per Section 10.3.1 and 10.3.2 shall not apply and the liability of the Seller under this Agreement shall be unlimited in case of all claims of the Purchaser arising as a result of willful or intentional breaches of the Seller´s obligations under this Agreement.

Section 11

Additional Undertakings

11.1     Post Closing Corporate Actions

Promptly after Closing the Purchaser will appoint new members of the Supervisory Board of the Company. Under due consideration of the independence of the new members of the Supervisory Board, the Purchaser will have the new members of the Supervisory Board appoint Dr. Michael Birkel, Bernd Mühlfriedel and Stefanie Krebs as member of the Management Board (Vorstand) of the Company and issue offer letters to Dr. Michael Birkel, Bernd Mühlfriedel and Stefanie Krebs.

11.2     Release of Silent Partners

Promptly after Closing the Parties will use best efforts to obtain a written release from Technologie Beteiligungsfonds Bayern GmbH & Co. KG, Munich, and from tbg Technologie-Beteiligungs-Gesellschaft mbH, Bonn (jointly the „Silent Partners“) pursuant to which the Silent Partners confirm (i) receipt of payments to them as set forth under Section 4.1.2 of this Agreement and (ii) release of all claims of Silent Partners against Seller and the Company.

Section 12

Non-Solicitation

The Seller undertakes for a period of two years after the Closing not to solicit or entice away from the Company or to offer employment to or employ, or to offer or conclude any contract for services with any person who was employed by the Company at the Closing Date.

Section 13

Cooperation Agreement

Seller will and Purchaser will use best efforts to have the Company sign a cooperation agreement pursuant to which the Company will remain a Seller´s preferred partner and enjoy most favored prices for all of Seller´s and Seller´s affiliates products and services whereas the Company will perform the development of qode/lavasphere as specified and proposed on the 15th December 2006 for free, except for the purchasing costs for the testphones as specified in Chapter C, Sec. 2 (cost estimate) in such specification and proposal of 15th December 2006.

Section 14

Confidentiality and Press Releases

14.1     Confidentiality in Relation to the Companies

The Seller shall keep strictly confidential all information it has in relation to the Companies and their business operations and shall not use such confidential information for itself or for any third party except to the extent that the relevant facts are publicly known or disclosure is required by law.
14.2     Confidentiality in Relation to this Agreement and the Parties

The Parties to this Agreement shall keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to this Agreement, the transactions contemplated herein and the respective other Parties and its affiliated entities except to the extent that the relevant facts are publicly known or disclosure is required by law. The Parties shall, however, have the right to submit any information to any of its affiliated entities or any third party for the purposes of and to the extent reasonably required for the execution and consummation of this Agreement and the transactions contemplated herein.

14.3     Press Statements

Before making any press release or similar voluntary announcement with respect to the transactions contemplated herein, the Parties and the Company shall (or, in the case of public announcements required by applicable law or stock exchange regulations, use their best efforts to) reach an agreement on the content of such press release or similar voluntary announcement.

Section 15

Costs and transfer taxes

15.1     Costs of Advisors

Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors.
15.2     Transfer Taxes

Any transfer taxes, stamp duty and similar taxes or charges resulting from the execution and consummation of this Agreement shall be borne by the Purchaser and the Seller in equal amounts.

Section 16

Assignments of Rights and Obligations

16.1     No Assignment without Consent

This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto.

Section 17

INTENTIONALLY LEFT FREE

Section 18

Notices

18.1     Form of Notice

            Any notice or other declaration hereunder shall be in writing (including by telefax), unless notarization or any other specific form is required, and shall become effective upon receipt by the recipient Party.
18.2     Notices to Seller

Any notice or other declaration to be given to the Seller hereunder shall be addressed to the Seller as follows:
NeoMedia Technologies, Inc.
2201 Second Street, Suite 600
Ft.Myers, Floriada 33901
USA
Telefax: +1 239 337 36 68
Copy to: Freshfields Bruckhaus Deringer, att. of Dr. Ferdinand Fromholzer, LL.M., Prannerstraße 10, 80333 Munich, Germany, Telefax +49 89 20 70 21 00.
18.3     Notices to Purchaser

Any notice or other declaration to be given to the Purchaser hereunder shall be addressed as follows:
Name: Mr. Bernd M. Michael
Address: Am Hövel 9, 40667 Meerbusch, Germany
Telefax: +49 211 38 07 456

Copy to: MLawGroup Partnerschaft von Rechtsanwälten Besner Kreifels, att. of Rainer Kreifels, Maximilianstraße 31, 80539 Munich, Germany, Telefax +49 89 24 213 213.
18.4     Change of Address

The Parties shall communicate any change of their respective addresses set forth in Sections 18.2. through 18.3 as soon as possible in writing to the respective other Parties and their advisors.
18.5     Copies to Advisors

            The receipt of copies of notices or other declarations hereunder by the Parties’ advisors shall not constitute or substitute the receipt of such notices or other declarations by the Parties themselves.

Section 19

Miscellaneous

19.1     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding its provisions on conflict of laws and the United Nations Convention on Contracts for the International Sale of Goods (CISG).
19.2     Arbitration

19.2.1  Any dispute, controversy or claim arising from or in connection with this Agreement and its execution shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the courts of law. The venue of the arbitration shall be Munich, Germany. The language of the arbitral proceedings shall be English.
19.2.2  In the event that mandatory applicable law requires any matter arising from or in connection with this Agreement and its execution to be decided upon by a court of law, the competent courts in and for Munich shall have the jurisdiction thereupon.

19.3     Business Day

Herein, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Munich.
19.4     Interest under this Agreement

Except as otherwise provided herein, each Party shall pay interest on any amounts becoming due and payable to the other Party, as the case may be, under this Agreement as from the respective due dates until, but not including, the day of payment at the rate of   0.25  % p.a.  over the basic interest rate (Basiszinssatz) within the meaning of section 247 para. 1 of the German Civil Code on the basis of actual days elapsed and a 360-day year.
19.5     Amendments, Supplements, Modifications, Termination

Any amendment or supplement to or modification or termination of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.
19.6     Headings

The headings and sub-headings of the sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.
19.7     Language

This Agreement is written in the English language (except that Annexes may be in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.
19.8     Annexes

All Annexes attached hereto form an integral part of this Agreement.
19.9     Entire Agreement

This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations, agreements and understandings, oral or written,  heretofore made between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

19.10   Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.
19.11   Effectiveness

This Agreement shall be countersigned in two (2) originals and shall be binding upon all parties having signed this Agreement irrespective of whether the respective party has received an original hereof. The parties agree that exchange of signatures by fax to the other party is sufficient.
In witness whereof, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, all as of this April 4, 2007, in  Munich.
Seller:	Purchaser:

/s/ George O´Leary	/s/ Bernd M. Michael
NeoMedia Technologies, Inc.	Mr. Bernd M. Michael
Mr. George O´Leary